8K

Exhibit 10.1

June 7, 2007

Mr. Robert P. Ambrosini
9494 Oak Falls Court
Great Falls, VA  22066

Dear Mr. Ambrosini:

We are pleased to offer you a position with The Bureau of National Affairs, Inc., as Vice President and Chief Financial Officer. You will report directly to Paul N. Wojcik, Chief Executive Officer.

The following outlines your offer of employment with BNA and other information pertinent to your employment:

1)
Title:  Vice President and Chief Financial Officer (please note that your appointment as an officer must be approved by the BNA Board of Directors, which is scheduled to have its regular meeting on June 7, 2007).

2)	Start Date: June 18, 2007.
3)	Salary: $300,000 per year, paid on a bi-weekly basis.
4)	First Paycheck: Approximately two to four weeks after date of hire.
5)	Hours of Work: As assigned or agreed to by your manager.
6)	Annual Leave: Four (4) weeks per year through your 13th year; thereafter, annual leave will accrue under BNA’s leave accrual policy for managers.
7)
Benefits:  BNA provides a very competitive benefits package, which is continually under review, and therefore subject to change.  You should contact Kathy Muller, Director of Compensation and Benefits, at (202) 496-6967, to discuss the specific benefits offered.  Please note that there is a one-month waiting period for enrollment in the BNA health and life insurance plans.  Therefore, you may want to extend your present insurance coverage as necessary.

8)
Incentive Payment:  Since you are starting employment mid-year, you will not be eligible for the 2007 Incentive Compensation Plan.  However, you will be eligible for a 2007 bonus payment based on the same target, formula and timetable applicable to the CFO position under the terms of the Incentive Compensation Plan.

9)
Confidentiality Agreement:  As a member of BNA’s executive team, you will have access to trade secrets, strategic and financial plans, and other confidential and proprietary information of BNA.  Accordingly, you will be required to sign the attached Confidentiality Agreement.

10)
Severance:  BNA intends to enter into an arrangement with you under which you will be paid a severance upon the occurrence of an involuntary termination of your employment with BNA (including a termination after a change of control).

This letter does not constitute an employment contract.  Your employment with BNA is at will and your benefits and compensation may be changed at any time.

BNA is required by the Federal Immigration Reform and Control Act to verify employment eligibility of all new employees.  Therefore, you must bring proof of employment eligibility when you come to the Employment Office for your initial orientation (passport or driver’s license).  You should contact Tony Harris, Director of Employment, at (202) 496-6966, to set up convenient time next Thursday afternoon (before the 3:30 p.m. Committee meeting), to fill out the necessary forms.  He estimates it will take approximately 30 minutes.

If you have any questions, please do not hesitate to call me at (202) 452-4672 or Eunice Bumgardner at (202) 736-3916.  Please bring both letters with you when you meet with Tony Harris on June 7.

Sincerely,

By/s/Carol A. Clark
Carol A. Clark
Vice President, Resource Management

Enclosure:
Confidentiality Agreement

cc: Paul N. Wojcik, Chief Executive Officer
     Eunice Bumgardner, Vice President & General Counsel

I have read this letter and I understand that my employment with BNA is at will, this letter does not constitute an employment contract, and the benefits and compensation stated in this letter are subject to change by BNA.

By/s/Robert P. Ambrosini                           June 7, 2007
Robert P. Ambrosini                            Date